[777 108th Avenue NE, Suite 1200 | Bellevue, WA 98004-5135]
[Mail to: PO Box 674420 | Houston, TX 77267-4420]
[Phone 1-800-796-3872 | www.symetra.com]
TERMINAL ILLNESS WAIVER ENDORSEMENT
This endorsement is attached to and becomes part of the Contract. This endorsement is subject to all of the provisions of the Contract, except as otherwise stated herein. If any provisions of the Contract conflict with this endorsement, the provisions of this endorsement will apply.
The effective date of this endorsement is the Contract Date.
Contract Number:[000000000000]
Owner(s):[John Doe]
DEFINITIONS
Physician: A health care practitioner licensed, board certified or board eligible, who is qualified to practice in the area of medicine or in a specialty appropriate to treat the Owner's condition or disease. It does not include you or a member of your family.
TERMINAL ILLNESS WAIVER
After the first Contract Year, any applicable surrender or withdrawal charges or applicable Market Value Adjustment
(MVA) may be waived for withdrawals if you are terminally ill and are not expected to live more than 12 months if:
•a Physician certifies to your illness and life expectancy;
•you were diagnosed with the terminal illness on or after the Contract Date; and
•you have been the Owner continuously since the Contract Date.
If the Contract is owned by a non-natural person as the agent for a natural person, this waiver applies to the Annuitant.
In this case, all references to “you” or “Owner” in this endorsement are replaced by “Annuitant”.
DENIAL OF WAIVER OF CLAIMS
If we do not waive surrender or withdrawal charges or any applicable MVA for a terminal illness, we will notify you of the denial and will not process the withdrawal until we have received confirmation from you to proceed with the withdrawal.
TERMINATION
This endorsement terminates on the date the Contract terminates. Termination of the Contract shall not prejudice the waiver of any surrender or withdrawal charge while the waiver benefit was available.
Symetra Life Insurance Company
                                [Margaret Meister]
                    [President]
[Symetra® is a registered service mark of Symetra Life Insurance Company.]
[RSE-0199 2/26]